Exhibit 99.2

Loews Corporation Second Quarter 2026 Earnings Remarks

Ben Tisch, CEO:
Loews reported net income of $444 million, or $2.16 per share, in the second quarter, compared with $391 million, or $1.87 per share, a year ago. All three of our consolidated subsidiaries contributed to the improvement, and overall it was a good, relatively uneventful quarter.
I have to admit, quarters like this always leave me with mixed emotions. On the one hand, it's satisfying to see all of our businesses performing well. On the other hand, periods of steady economic growth, tight credit spreads and buoyant asset prices have a way of making us nervous.
We've been around long enough to know that conditions won't always be this favorable. That's not a prediction; it's simply the nature of business cycles. Our job isn't to guess when they'll change. It's to make sure that when they do, our balance sheets are strong, our capital has been allocated intelligently, and our businesses are positioned to keep compounding intrinsic value regardless of the environment.
Of all the industries we operate in, the insurance industry is currently the one on the shakiest footing. A few benign quarters on the catastrophe front coupled with strong investment yields have attracted enormous amounts of capital to the sector. As discussed last quarter, pricing is no longer outpacing loss cost trends across the board, and as a result, the CNA management team has certainly become more cautious, and CNA’s moderating growth speaks to that prudence. This is not the time to chase premium for premium's sake. The industry has a habit of becoming more aggressive just when discipline matters most, and I believe CNA's management team is striking exactly the right balance.
On the asset side, CNA executed a $1 billion extension trade in its long-term care portfolio, swapping out of 5.2% BBB+ five-year duration bonds, and buying 6.1% A+ rated long bonds. With spreads as tight as they are (but all-in yields still relatively attractive) we believe now is precisely the time to go up in quality (less credit risk) and longer in duration (locking in these higher yields for longer). These trades extended the duration of the LTC portfolio from approximately 9.5 years to 10 years. Longer duration, higher yield, and better credit quality are the perfect trifecta for our long-term care portfolio, and we took advantage of the opportunity when it presented itself.
Loews Hotels had another excellent quarter. Adjusted EBITDA increased approximately 26% year-over-year to $137 million, driven by strong contributions from the three new Orlando properties and the newly renovated Miami Beach property, which is back in service with meaningfully improved occupancy and room rates.
Over the past several years, we've made a series of investments in the hotel business—in Orlando, in Arlington, and in the continued refreshment of several existing properties—and those investments are increasingly earning their keep. While there is still ramp ahead, the direction of travel is becoming increasingly evident, and I remain very optimistic about where this business is headed over the next several years.
The Boardwalk team remains focused on executing its current slate of growth projects while cultivating new opportunities. The business continues to perform well, and the industry fundamentals remain as constructive as ever. Continued growth in LNG exports, domestic manufacturing, electric power demand and data center development all reinforce the long-term need for natural gas infrastructure. As always, we'll continue to evaluate new projects with a sharp eye toward risk-adjusted returns, but we continue to like what we see.
In closing, this was a good quarter, and perhaps more importantly, a constructive one. Across our companies, we're reducing risk where we can, investing in opportunities where we see attractive long-term returns, and adopting technologies that we believe will make each business more productive over time.
While none of this is particularly exciting, we prefer patient execution, disciplined capital allocation, and letting the mathematics of compounding do the heavy lifting. Over long periods of time, that's proven to be a pretty good formula.

Jane Wang, CFO:
For the second quarter of 2026, Loews reported net income of $444 million, or $2.16 per share, compared with $391 million, or $1.87 per share, in the prior-year quarter. The 14% year-over-year increase in net income was driven by improved results across all of our consolidated subsidiaries.
Book value per share excluding AOCI rose from $95.89 at year-end 2025 to $99.27 at the end of the second quarter of 2026. Including AOCI, book value per share grew from $90.71 to $93.52.
CNA’s net income attributable to Loews was $294 million in the second quarter of 2026, up 7% from $274 million in the prior-year quarter. The increase was driven by higher net investment income and lower net investment losses, partially offset by lower P&C underwriting income.
CNA’s P&C business continued to generate top-line growth, with net written premiums increasing by 4% and net earned premiums increasing by 3%. Renewal premium change was a modest 2% and retention remained steady at 83%. New business was particularly strong in the quarter with growth of 11%. However, the P&C combined ratio deteriorated by 2.4 points from 94.1% in the second quarter of 2025 to 96.5% in the second quarter of 2026. The underlying loss ratio of 64.1% was consistent with the first quarter of 2026 but represented an increase of 2.6 points compared to prior year, bringing the underlying combined ratio to 94.2% compared to 91.7% in 2025’s second quarter. As we discussed last quarter, CNA increased its 2026 underlying loss picks due to aggregate loss cost trends exceeding rate in recent quarters.
CNA’s net investment income increased by 6% in the second quarter of 2026 compared to the prior-year period due to strong LP and common stock results as well as higher fixed income results. LPs and common stocks returned 4.3% in this year’s second quarter versus 3.6% in the prior year’s second quarter. Fixed income results benefited from a nearly $1 billion increase in the invested asset base as well as favorable reinvestment rates.
CNA’s results also benefited from lower investment losses compared to the second quarter of 2025, which was impacted by higher realized losses on the disposal of fixed maturity securities. CNA’s investment losses attributable to Loews were $3 million in the quarter versus $34 million in the prior-year period. Additionally, CNA’s corporate segment’s after-tax loss improved year-

over-year due to less unfavorable mass tort development and higher amortization of the deferred gain related to CNA’s asbestos and environmental loss portfolio transfer.
Please refer to CNA’s Investor Relations website for more details on its results.
Turning to our natural gas pipeline business, Boardwalk continued to benefit from strong industry fundamentals. Second-quarter EBITDA increased to $279 million, compared with $274 million in the second quarter of 2025. Boardwalk contributed net income of $100 million to Loews, a 14% increase from $88 million in the prior-year quarter. The growth was driven by higher contracting rates and product sales. Net income also benefited from lower depreciation expense as the prior-year period was impacted by accelerated depreciation related to certain compressor stations. Results from Spire Marketing, now operating as Continuum, were more than offset by acquisition-related expenses.
Loews Hotels reported Adjusted EBITDA of $137 million in the second quarter of 2026 compared to $109 million in the second quarter of 2025. The 26% year-over-year increase was driven by higher occupancy and average daily rates. Compared to the prior-year quarter, occupancy increased to 81% from 78% and average daily rates rose 7%. The Miami property in particular benefited from significant improvements in both occupancy and average daily rate following the conclusion of its renovation. Results at the Orlando hotels also increased due to more available and occupied room nights and the non-recurrence of pre-opening expenses at the three properties it opened in the first half of 2025. The hotel company contributed $48 million of net income to Loews in the second quarter of 2026, compared to $28 million in the prior-year period.
At the parent company, Loews posted strong after-tax investment income of $44 million in the second quarter of 2026 versus $40 million in the second quarter of 2025. Both periods benefited from strong equity market performance.
From a cash flow perspective, Loews received $194 million from its subsidiaries in the second quarter, including $119 million in dividends from CNA and $75 million of distributions from Boardwalk. Year to date, Loews has received $885 million from its subsidiaries: $735 million in dividends from CNA, including a special dividend of $497 million, and $150 million of distributions from Boardwalk. During the second quarter, Loews repurchased 1.4 million of its shares for $146 million. Since the end of 2025, Loews has repurchased 1.7 million shares of its common stock at a cost of $179 million. Loews ended 2026’s second quarter with $4.4 billion in cash and investments.

Reconciliation of GAAP Measures to Non-GAAP Measures
These earnings remarks contain financial measures that are not in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management believes some investors may find these measures useful to evaluate our and our subsidiaries’ financial performance. CNA utilizes underlying loss ratio and underlying combined ratio, Boardwalk Pipelines utilizes earnings before interest, income tax expense, depreciation and amortization (“EBITDA”) and Loews Hotels & Co utilizes Adjusted EBITDA. These non-GAAP measures are defined and reconciled to the most comparable GAAP measures.
About Loews Corporation
Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality and packaging industries. For more information, please visit www.loews.com.
Forward-Looking Statements
Statements contained in these earnings remarks which are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by the Company. A discussion of the important risk factors and other considerations that could materially impact these matters, as well as the Company's overall business and financial performance, can be found in the Company's reports filed with the Securities and Exchange Commission and readers of these remarks are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company's website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of these remarks. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Definitions of Non-GAAP Measures and Reconciliation of GAAP Measures to Non-GAAP Measures:
CNA Financial Corporation
In evaluating the results of Property & Casualty operations, CNA utilizes the loss ratio, the underlying loss ratio, the expense ratio, the dividend ratio, the combined ratio and the underlying combined ratio. These ratios are calculated using GAAP financial results. The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The underlying loss ratio excludes the impact of catastrophe-related reinstatement premiums, catastrophe losses and development-related items from the loss ratio. Development-related items represent net prior year loss reserve and premium development, and includes the effects of interest accretion and change in allowance for uncollectible reinsurance. The expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of policyholders’ dividends incurred to net earned premiums. The combined ratio is the sum of the loss ratio, the expense ratio and the dividend ratio. The underlying combined ratio is the sum of the underlying loss ratio, the expense ratio and the dividend ratio. The underlying loss ratio and the underlying combined ratio are deemed to be non-GAAP financial measures, and management believes some investors may find these ratios useful to evaluate CNA’s underwriting performance since they remove the impact of catastrophes which are unpredictable as to timing and amount, and development-related items as they are not indicative of current year underwriting performance.

The following table presents a reconciliation of CNA’s loss ratio to underlying loss ratio and CNA’s combined ratio to underlying combined ratio:

	Three Months Ended June 30,
	2026	2025
Loss ratio	66.4%	63.9%
Expense ratio	29.7	29.8
Dividend ratio	0.4	0.4
Combined ratio	96.5%	94.1%
Less: Effect of catastrophe impacts	2.3	2.4
Less: Effect of development-related items
Underlying combined ratio	94.2%	91.7%
Underlying loss ratio	64.1%	61.5%
Boardwalk Pipelines
EBITDA is defined as earnings before interest, income tax expense, depreciation and amortization. The following table presents a reconciliation of Boardwalk’s net income attributable to Loews Corporation to its EBITDA:

	Three Months Ended June 30,
(In millions)	2026	2025
Boardwalk net income attributable to Loews Corporation	$100	$88
Interest, net	34	37
Income tax expense	33	29
Depreciation and amortization	112	120
EBITDA	$279	$274
Loews Hotels & Co
Adjusted EBITDA is calculated by excluding from Loews Hotels & Co’s EBITDA, the noncontrolling interest share of EBITDA adjustments, gains or losses on asset acquisitions and dispositions, asset impairments, and equity method income, and including Loews Hotels & Co’s pro rata Adjusted EBITDA of equity method investments. Pro rata Adjusted EBITDA of equity method investments is calculated by applying Loews Hotels & Co’s ownership percentage to the underlying equity method investment’s components of Adjusted EBITDA and excluding distributions in excess of basis.

The following table presents a reconciliation of Loews Hotels & Co net income attributable to Loews Corporation to its Adjusted EBITDA:

	Three Months Ended June 30,
(In millions)	2026	2025
Loews Hotels & Co net income attributable to Loews Corporation	$48	$28
Interest, net	12	16
Income tax expense	21	11
Depreciation and amortization	27	24
EBITDA	108	79
Noncontrolling interest share of EBITDA adjustments		(1)
Equity investment adjustments:
Loews Hotels & Co’s equity method income	(41)	(29)
Pro rata Adjusted EBITDA of equity method investments	71	60
Consolidation adjustments	(1)
Adjusted EBITDA	$137	$109
The following table presents a reconciliation of Loews Hotels & Co’s equity method income to the Pro rata Adjusted EBITDA of its equity method investments:

	Three Months Ended June 30,
(In millions)	2026	2025
Loews Hotels & Co’s equity method income	$41	$29
Pro rata share of equity method investments:
Interest, net	19	16
Income tax expense
Depreciation and amortization	18	15
Distributions in excess of basis	(4)	(1)
Other adjustments	(3)	1
Pro rata Adjusted EBITDA of equity method investments	$71	$60